Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Miluna Acquisition Corp. on Amendment No. 2 to Form S-4 (File No. 333-298601) of our report dated May 14, 2026, relating to the financial statements of Kukugan Invest as of September 3, 2025 (date of incorporation) and December 31, 2025, and for the period from its incorporation date of September 3, 2025 to December 31, 2025, and our report dated May 14, 2026, relating to the financial statements of CADV Ventures S.A. as of December 31, 2025 and 2024 and for each of the two years in the period then ended December 31, 2025, which reports appear in the Prospectus, which are part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 15, 2026